Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 11th day of March, 2020 by and between Cerecor Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Michael Cola (the “Executive”) (collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, Executive and the Company previously entered into an Employment Agreement (the “Employment Agreement”) dated January 29, 2020, which became effective on February 3, 2020;

WHEREAS, Executive and the Company wish to clarify and amend certain provisions of the Employment Agreement; and

WHEREAS, in light of the foregoing, Executive and the Company desire to mutually and voluntarily amend the Employment Agreement, effective as of March 11, 2020 (the “Effective Date”), pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1.AMENDMENT TO SECTION 4 OF THE EMPLOYMENT AGREEMENT. Section 4 of the Employment Agreement is modified by replacing its existing Section 4 with a new Section 4 as follows:

Base Salary.

(a)	General. Executive may provide written notice to the Company at least thirty
(30) days prior to the start of each calendar year (a “Selection Notice”) to choose to receive as base salary either (i) compensation at an annual rate of not less than Four Hundred and Fifty Thousand Dollars ($450,000) (the “Cash Selection”) or (ii) compensation at an annual rate of not less than Thirty-Five Thousand Five Hundred Sixty Eight Dollars (US $35,568.00) (the “Option Selection Cash Component”) plus the stock option grants set forth in Section 4(b) below (the “Option Selection”). For the period commencing on the Effective Date through December 31, 2020 (i.e., the remainder of calendar year 2020), Executive shall be deemed to have selected the Option Selection. To the extent that for any calendar year the Executive fails to properly provide a Selection Notice, the Selection Notice for the prior calendar year shall continue to apply. The base salary as increased from time to time shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be subject to annual review beginning in 2021 and may be increased, but not decreased, from time to time; provided, however, that notwithstanding the foregoing, the Employee’s Base Salary may be decreased in conjunction with a reduction in base salary affecting all similarly-situated employees so long as (a) the Employee will not experience a proportional decrease greater than that of any other similarly-situated employee, and (b) the Base Salary will not be reduced to an amount lower than Thirty-Five Thousand Five Hundred and Sixty Eight Dollars (US $35,568.00).

(b)Option Selection. On the first business day of each calendar quarter during any calendar year for which the Executive has properly elected the Option Selection pursuant to this Agreement (and as of the Effective Date in respect of the first calendar quarter during the effectiveness of this Amendment), the Company will grant to Executive an option for the purchase of a number of shares of the Company’s outstanding common stock with a total value (based on the Black- Scholes valuation methodology, assuming an exercise price equal to the Fair Market Value of the Company’s common stock (as defined in the Plan (as defined below)) equal to the portion of the Base Salary less the Option Selection Cash Component (on an annualized basis) for such calendar quarter (the “Salary Options”). The Salary Options will be granted pursuant to and subject to the terms and conditions of the Cerecor Inc. 2016 Equity Incentive Plan (the “Plan”) and stock option agreements as approved by the Company’s Board of Directors, and pursuant to resolutions of the Compensation Committee of the Board of Directors of the Company previously adopted. The Salary Options will have an exercise price equal to the Fair Market Value of the Company’s common stock (as defined in the Plan). The Salary Options will vest immediately upon grant; provided, however, the if the employment of Executive is terminated prior to the end of a calendar quarter, the portion of the Salary Options granted hereunder for such calendar quarter that reflects the percentage of calendar days remaining in such calendar quarter after such employment termination date shall be forfeited and deemed cancelled. To the greatest extent possible, the Salary Options will be designed to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986. Notwithstanding the foregoing, if the Fair Market Value of the Company’s common stock (as defined in the Plan) is below $2.07 or the grant of the Salary Options is prohibited by the Plan, applicable law or the rules of any applicable stock exchange or trading market on which the Company’s common stock is listed or trades, then the Salary Options will not be granted, and instead the Executive will be deemed to have selected the Cash Selection for such calendar quarter.

2.REMAINDER OF EMPLOYMENT AGREEMENT. Except as expressly set forth in this Amendment, the Parties agree that the provisions of the Employment Agreement will remain in full force and effect, in their entirety, in accordance with their terms.

3.MISCELLANEOUS. This Amendment will be governed, construed, and interpreted in accordance with the laws of the State of Delaware, as applied to a contract executed within and to be performed in such State, without giving effect to conflicts of laws principles of any jurisdiction. The parties agree that this Amendment may only be modified in a signed writing executed by each of the parties hereto. This Amendment will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date.

EXECUTIVE:	COMPANY:

By: /s/ Michael Cola	By: /s/ Joseph M. Miller
Michael Cola	Joseph M. Miller
March 11, 2020	Chief Financial Officer
March 11, 2020

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